Exhibit 99.1

Contact:	Paul Elsberg Exelon Corporate Communications 312-394-7417 Ravi Ganti Exelon Investor Relations 312-394-2348	FOR IMMEDIATE RELEASE

EXELON’S PECO ANNOUNCES REDEMPTION OF PREFERRED STOCK

PHILADELPHIA (March 25, 2013) – PECO Energy Company (PECO) today announced that it issued a notice of redemption for all of the following series of preferred stock:

Series		CUSIP No.	Redemption Price Per Share
$3.80	Series A (NYSE: PEPRA)	693304206	$106.00
$4.30	Series B (NYSE: PEPRB)	693304305	$102.00
$4.40	Series C (NYSE: PEPRC)	693304404	$112.50
$4.68	Series D (NYSE: PEPRD)	693304503	$104.00

The redemption date for each of the above series of preferred stock will be May 1, 2013.

The redemption price per share of each series of preferred stock shown above equals the stated value per share plus a premium, if applicable, plus accrued and unpaid dividends to, but excluding, the redemption date, less the previously announced quarterly dividend that will be paid separately on May 1, 2013, to shareholders of record as of the close of business on March 28, 2013. No dividends on the preferred stock being redeemed will accrue on or after the redemption date, nor will any interest accrue on amounts held to pay the redemption price.

Questions relating to, and requests for copies of the notice of, this redemption should be directed to the Wells Fargo Bank, N.A. at 1-800-468-9716.

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Exelon Corporation (NYSE: EXC) is the nation’s leading competitive energy provider, with 2012 revenues of approximately $23.5 billion. Headquartered in Chicago, Exelon has operations and business activities in 47 states, the District of Columbia and Canada. Exelon is one of the largest competitive U.S. power generators, with approximately 35,000 megawatts of owned capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 100,000 business and public sector customers and approximately 1 million residential customers. Exelon’s utilities deliver electricity and natural gas to more than 6.6 million customers in central Maryland (BGE), northern Illinois (ComEd) and southeastern Pennsylvania (PECO).

Based in Philadelphia, PECO is an electric and natural gas utility subsidiary of Exelon Corporation (NYSE: EXC). PECO serves 1.6 million electric and 497,000 natural gas customers in southeastern Pennsylvania and employs about 2,400 people in the region. PECO delivered 76.5 billion cubic feet of natural gas and 37.5 billion kilowatt-hours of electricity in 2012. Founded in 1881, PECO is one of the Greater Philadelphia Region’s most active corporate citizens, providing leadership, volunteer and financial support to numerous arts and culture, education, environmental, economic development and community programs and organizations.

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